Exhibit 99.1

Virginia American Water Granted New Rates by

Virginia State Corporation Commission

Increase Driven by $110 Million in Infrastructure Investments

ALEXANDRIA, Va. (February 27, 2025) – The Virginia State Corporation Commission (SCC) has approved a settlement for new water and wastewater rates for Virginia American Water. The approved rates represent a total annualized revenue increase of approximately $14.6 million.

The company’s rate request was filed on November 1, 2023, and was primarily driven by more than $110 million in infrastructure investment in treatment system and distribution upgrades since its last rate filing.

“We are committed to making the necessary investments to continue to provide the high-quality service our customers expect and deserve and ensuring compliance with state and federal regulations,” said Laura Runkle, President, Virginia American Water. “Our effective capital planning helps keep water and wastewater services reliable and affordable for the 350,000 people we serve.”

The new approved rate order represents a reduction from the interim rates that became effective on May 1, 2024. The average bill for most water customers using 4,000 gallons per month will decrease by approximately $2.00 per month. The bill for an average wastewater customer will decrease by approximately $1.50 per month, depending on the service area. With these new rates, the cost of high-quality, reliable, water and wastewater service will remain among the lowest household utility bills.

The new rates will be retroactive to May 1, 2024, and the company will issue credits to customers for the difference between interim and permanent rates, including interest, within 90 days of the final order. Credits will appear as two separate line items labeled “Rate Refund” and “Interest on Rate Refund.”

Virginia American Water wants to remind customers about its existing bill paying assistance programs, payment arrangements or budget billing options available on the customer MyWater portal at virginiaamwater.com. Income-eligible customer requirements may also apply for assistance through the company’s H2O Help to Others program, administered by Dollar Energy Fund. More information can be found at virginiaamwater.com under “Customer Service & Billing”, “Customer Assistance Programs.”

Customers will receive information about the new rates in their next Virginia American Water bill. Information will also be available on the company’s website at www.virginiaamwater.com under Customer Service & Billing, Your Water and Wastewater Rates.

About American Water

American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,700 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Virginia American Water

Virginia American Water, a subsidiary of American Water, is the largest investor-owned water utility in the state, providing high-quality and reliable water services to over 350,000 people. For more information, visit www.virginiaamwater.com and follow Virginia American Water on Twitter and Facebook.

AWK-IR

Media Contact:

Marybeth Leongini

External Affairs Manager

(703) 706-3871

marybeth.leongini@amwater.com

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